March 27, 2020 [Name, Address] Dear _____________: This letter will confirm your consent to a ___% reduction in the Base Compensation that would otherwise be payable to you commencing on April 1, 2020 pursuant to Section 3.1 of your Employment Agreement with the Company dated as of _____________, 20__ (the “Employment Agreement”). Your consent to the Base Compensation reduction described above will not affect your incentive compensation calculation for the 2020 fiscal year or any separation benefits which may become payable under your Employment Agreement or any other agreement with the Company in the absence of your consent. Accordingly, your Base Compensation for purposes of any separation benefits which may become payable to you will be based upon your Base Compensation prior to the reduction. By signing the Consent section below, you agree to the reduction in your Base Compensation described in this letter. Accordingly, unless your Base Compensation is further reduced without your consent and until your Base Compensation is restored to what it was prior to the reduction, the Company’s failure to pay you your full Base Compensation will not constitute a breach of your Employment Agreement that might otherwise entitle you to separation benefits and no right to such separation benefits will be triggered as a result of the reduction in your Base Compensation described herein. You further acknowledge that while the Company is hopeful of restoring your Base Compensation to what it was prior to the reduction as soon as possible, no assurances are being provided in that regard. We very much appreciate your consent to the reduction in your Base Compensation and your agreement to join other members of the senior management team who will also have a reduction in their base compensation during this challenging ti me. Sincerely, BRIGGS & STRATTON CORPORATION [Name, Title] CONSENT I hereby consent to a reduction in the Base Compensation that would otherwise be payable to me under my Employment Agreement commencing on April 1, 2020 and acknowledge that such reduction will not constitute a breach of my Employment Agreement or entitle me to separation benefits under the Employment Agreement. [Name]

March 30, 2020 [Name, Address] Dear _____________: This letter will provide clarification to you concerning the consent which the Company requested you and the other elected officers provide on March 27, 2020 relating to a reduction in your Base Compensation (the “Reduction Request”). Following the issuance of the Reduction Request, certain of the officers identified concerns and ambiguities relating thereto and not all officers were willing to sign. The Company believes that its haste in documenting the circumstances of the Reduction Request resulted in the concerns and ambiguities that were raised and that it is in its and the officers’ best interest to clarify those concerns and ambiguities for everyone, in order to achieve unanimity in approach and ensure the retention and continued focus of the officers during the COVID-19 challenges. As discussed with the senior team over the course of the last week or so, the salary reduction is being implemented in order to address temporary cash flow uncertainties associated with the COVID-19 pandemic, with the goal of reversing the salary reduction for all Company salaried employees, including the officers, by the beginning of June 2020. However, there is no assurance that the COVID- 19 related uncertainties will resolve by such time and, therefore, there is no assurance that the Company will not maintain the salary reduction beyond such time. As you know, the Company’s board of directors has waived its entitlement to board fees payable in the fourth fiscal quarter as well. Consistent with the timing discussed prior to the issuance of the Reduction Request and the duration of the board fee waiver, the Company deems any consent given by an officer to be effective until the earlier of the reversal of the salary reduction by the Company or the end of fiscal 2020. If the Company is not in a position to reverse the salary reduction by the end of fiscal 2020, it will seek an extension of your consent at that time, which you may provide or not, in your sole discretion. This letter shall be deemed incorporated into and a part of the Reduction Request (collectively, the “Consent”). The undersigned employee acknowledges that the issuance of this letter is deemed sufficient consideration to support the enforceability of the Consent. Sincerely, BRIGGS & STRATTON CORPORATION [Name, Title] Acknowledged: [Name]